Exhibit 99.1

News Release

L.B. FOSTER REPORTS IMPROVED FOURTH QUARTER

OPERATING RESULTS

PITTSBURGH, PA, February 27, 2014 – L.B. Foster Company (NASDAQ: FSTR), a leading manufacturer, fabricator, and distributor of products and services for rail, construction, energy and utility markets, today reported its fourth quarter 2013 operating results, which included income from continuing operations of $0.71 per diluted share, a 9.2% increase.

Fourth Quarter Results

•	Fourth quarter net sales of $156.5 million increased by $15.7 million or 11.2% compared to the prior year quarter due to a 67.0% increase in Construction segment sales, partially offset by a 6.0% reduction in Rail segment sales and a 29.3% decline in Tubular segment sales.

•	Gross profit margin was 19.6%, flat compared to the prior year quarter. Gross profit margin improved in the Rail and Construction segments, which was offset by a decline in the Tubular segment.

•	Fourth quarter income from continuing operations was $7.3 million or $0.71 per diluted share compared to $6.6 million or $0.65 per diluted share last year. Fourth quarter 2013 income from continuing operations was favorably affected by higher sales across all Construction segment businesses with Piling Products reporting the most significant increase. The November 2013 acquisition of Ball Winch was slightly accretive, however the Tubular segment sales decline continued to adversely impact results.

•	Fourth quarter bookings were $140.5 million, a 21.5% increase over the prior year fourth quarter, due to improvements in Tubular and Rail segment orders, including a strong quarter in Coated Products. December 2013 backlog was $183.1 million, 13.2% lower than December 2012.

•	Selling and administrative expense increased by $2.1 million or 12.8%, due principally to increases related to salaried headcount, partially offset by a reduction in concrete tie testing costs.

•	The Company’s income tax rate from continuing operations was 37.0% compared to 38.6% in the prior year quarter. The income tax rate from continuing operations compares favorably to the prior year quarter as the prior year quarter was negatively impacted by certain discrete items recorded in 2012.

•	Cash provided from continuing operating activities for the fourth quarter of 2013 was $11.4 million compared to $1.7 million in the fourth quarter of 2012. The current year quarter was negatively impacted due to an increase in accounts receivable, which was partially offset by a reduction in inventory net of trade payables. The prior year quarter was negatively affected by a $12.0 million warranty payment.

CEO Comments

Robert P. Bauer, L.B. Foster Company’s President and Chief Executive Officer, commented, “This quarter and the full year ended much like we projected when we discussed strengthening activity in our Construction segment after a prolonged market weakness and first half Tubular segment orders declining after several strong quarters. While these changing order patterns had an unfavorable impact on profit margins, our teams executed extremely well and were able to deliver earnings at the top end of the range we forecasted, on lower than projected sales. Year-to-date earnings per share were $2.85, which is 4.8% better than the prior year adjusted results, exceeding our expectations for a year with lower Tubular segment volume.” Mr. Bauer concluded by saying, “News from the marketplace remains positive long term. Indicators for the construction market have continued to improve and the oil and gas industries remain healthy. I’m also very excited about the growth opportunities that the Ball Winch acquisition will bring to L.B. Foster. The capabilities of the Ball Winch team will expand the products and services we deliver to the gas pipeline industry.”

Q4 Business Segment Highlights

($000)

Rail Segment

Rail sales decreased 6.0% due to sales reductions in our rail distribution business, partially offset by stronger sales in our Transit Products and Rail Technology divisions. Fourth quarter gross profit margins improved due to improved execution in our rail technologies business and a significant reduction in plant expense in our concrete tie business.

	2013	2012	Variance
Sales	$85,824	$91,329	(6.0%)
Gross Profit	$18,840	$17,217
Gross Profit %	22.0%	18.9%

Construction Segment

Construction sales increased by 67.0% in the quarter due principally to stronger Piling Products sales and, to a lesser extent, improved sales in bridge decking and concrete buildings. Gross profit margins improved slightly despite an unfavorable mix from distributed products.

	2013	2012	Variance
Sales	$61,923	$37,080	67.0%
Gross Profit	$9,973	$5,875
Gross Profit %	16.1%	15.8%

Tubular Segment

Tubular sales declined by 29.3% in the quarter due to softer Coated Products sales. We believe that reduced order entry and backlog in the oil and gas markets were impacted by project delays as end users reacted to changing market conditions. Gross profit margins declined due principally to volume related de-leveraging, and, to a lesser extent, reduced pricing. Our tubular acquisition contributed approximately $1.3 million of sales in the quarter.

	2013	2012	Variance
Sales	$8,711	$12,315	(29.3%)
Gross Profit	$2,218	$4,054
Gross Profit %	25.5%	32.9%

Twelve Month Results

•	Net sales for 2013 increased by $9.4 million or 1.6%, due to a 13.3% increase in Construction segment sales, partially offset by a 13.1% decline in Tubular segment sales and a 1.8% reduction in Rail segment sales.

•	Gross profit margin was 19.4%, 370 basis points higher than the prior year period due to warranty charges totaling $22.0 million recorded in the second and third quarters of 2012. Excluding these charges, the 2012 gross profit margin would have been 19.4%.

•	Selling and administrative expenses increased $4.6 million, or 6.9% from the prior year due primarily to personnel related costs associated with higher salaried headcount, partially offset by a reduction in concrete tie testing costs.

•	Income from continuing operations was $29.3 million or $2.85 per diluted share compared to $14.8 million or $1.44 per diluted share in 2012. Excluding the 2012 warranty related adjustments, income from continuing operations would have been $27.9 million or $2.72 per diluted share.

•	The Company’s income tax rate from continuing operations for the year was 33.6% compared to 38.0% in the prior year. The 2013 income tax rate from continuing operations was favorably impacted by certain state income tax matters while the 2012 rate was negatively affected by certain discrete tax items and their pronounced impact on comparatively lower pretax income in 2012.

•	Cash provided by continuing operating activities was $13.9 million for 2013 compared to $27.0 million in 2012. The reduction in cash flows relates primarily to fluctuations in working capital, most notably a significant increase in receivables, which we anticipate will improve before the end of the first quarter.

2014 Outlook

Overall market conditions look favorable across all three of our business segments in 2014. We expect to see continually increasing investment in transportation and energy infrastructure. During 2014, L.B. Foster expects to see most businesses grow, while a few will experience expected declines due to specific customer activity. The declines are expected in (a) Transit Products where backlog will decline as a result of project activity, and (b) concrete ties as a result of planned activity at Union Pacific Railroad. The favorable order patterns seen in the latter part of 2013 for Piling and Coated Products are expected to continue into 2014 as the construction and gas pipeline markets grow.

The net result should be a positive year for sales growth. At this time we are not forecasting pretax margin expansion. This is the result of investments we plan to make in growth programs and ERP systems. As the year unfolds, we will provide an update on the expected margin and EPS outlook.

The Company expects Q1 sales to be in the range of $123.0 million to $128.0 million. The Company’s sales in Q1 are typically among the lowest of the four quarters as a result of seasonal construction trends. Net income should be in the range of $5.5 million to $5.9 million.

The Company is planning to increase capital spending in 2014 to a range of $18.0 million to $22.0 million. This is a substantial increase over the normal rate of annual spending as a result of several growth programs that are launching simultaneously. The capital will be directed at facilities, land, service centers, new technology and equipment, and new products that support our strategies to enter new markets and to improve our cost position on existing product lines. This does not represent a new level of ongoing annual spending.

We anticipate the increased capital spending in 2014 will be offset by improved cash flow from operating activities due to programs focused on working capital improvement.

Concrete Tie Warranty Update

In 2012, the Company recorded a $22.0 million charge for costs related to the warranty of concrete ties made at its Grand Island, NE facility. Throughout 2013, a significant number of ties have been replaced, the majority of which were for Union Pacific Railroad. As reported in previous announcements, L.B. Foster is furnishing replacement ties under the terms of our supply agreement with Union Pacific Railroad for product that meets the criteria for a defective tie. L.B. Foster has presented Union Pacific Railroad with a reconciliation of actual ties replaced versus those eligible for warranty, derived from empirical data developed by the Company’s observation team present on track during the majority of tie replacement work. The Company’s reconciliation reflects a difference of approximately 170,000 ties which L.B. Foster maintains are ineligible for warranty claim. To date, the two companies have been unable to reconcile the number of defective ties to the number of ties which have been replaced. Additional detail regarding this matter is contained in the Company’s Annual Report on Form 10-K, filed on February 27, 2014.

L.B. Foster Company will conduct a conference call and webcast to discuss its fourth quarter 2013 operating results on Friday, February 28, 2014 at 11:00 am ET. The call will be hosted by Mr. Robert Bauer, President and Chief Executive Officer. Listen via audio on the L.B. Foster web site: www.lbfoster.com, by accessing the Investor Relations page. The replay can also be heard via telephone at (888) 286-8010 by entering pass code 84846834.

This release may contain forward-looking statements that involve risks and uncertainties. Statements that do not relate strictly to historical or current facts are forward-looking. When we use the words “believe,” “intend,” “expect,” “may,” “should,” “anticipate,” “could,” “estimate,” “plan,” “predict,” “project,” or their negatives, or other similar expressions, the statements which include those words are usually forward-looking statements. Actual results could differ materially from the results anticipated in any forward-looking statement. Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. The Company has based these forward-looking statements on current expectations and assumptions about future events. While the Company considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks and uncertainties, most of which are difficult to predict and many of which are beyond the Company’s control. The risks and uncertainties that may affect the operations, performance and results of the Company’s business and forward-looking statements include, but are not limited to, an economic slowdown in the markets we serve; a decrease in freight or passenger rail traffic; a lack of state or federal funding for new infrastructure projects; an increase in manufacturing or material costs; the ultimate number of concrete ties that will have to be replaced pursuant to the product claim; the outcome of the Inspector General subpoena; and those matters set forth in Item 8, Footnote 20, “Commitments and Contingent Liabilities” and in Item 1A, “Risk Factors” of the Company’s Form 10-K for the year ended December 31, 2013. The Company urges all interested parties to read these reports to gain a better understanding of the many business and other risks that the Company faces. The forward-looking statements contained in this press release are made only as of the date hereof, and the Company assumes no obligation and does not intend to update or revise these statements, whether as a result of new information, future events or otherwise.

Contact:

David Russo	Phone:	412.928.3417	L.B. Foster Company
	Email:	Investors@Lbfoster.com	415 Holiday Drive
	Website:	www.lbfoster.com	Pittsburgh, PA 15220

L. B. FOSTER COMPANY AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2013	2012	2013	2012
	(Unaudited)		(Unaudited)
Net sales	$156,458	$140,724	$597,963	$588,541
Cost of goods sold	125,847	113,154	482,024	496,272

Gross profit	30,611	27,570	115,939	92,269

Selling and administrative expenses	18,628	16,509	71,256	66,651
Amortization expense	1,010	865	3,112	2,961
Interest expense	109	137	485	542
Interest income	(165)	(133)	(659)	(452)
Equity in income of nonconsolidated investment	(424)	(194)	(1,316)	(837)
Other income	(101)	(431)	(1,054)	(426)

	19,057	16,753	71,824	68,439

Income from continuing operations before income taxes	11,554	10,817	44,115	23,830
Income tax expense	4,279	4,174	14,839	9,066

Income from continuing operations	7,275	6,643	29,276	14,764

Discontinued operations:
Income from discontinued operations before income taxes	—	37	23	3,842
Income tax expense	—	15	9	2,418

Income from discontinued operations	—	22	14	1,424

Net income	$7,275	$6,665	$29,290	$16,188

Basic earnings per common share:
From continuing operations	$0.71	$0.65	$2.88	$1.46
From discontinued operations	—	0.00	0.00	0.14

Basic earnings per common share	$0.71	$0.66	$2.88	$1.60

Diluted earnings per common share:
From continuing operations	$0.71	$0.65	$2.85	$1.44
From discontinued operations	—	0.00	0.00	0.14

Diluted earnings per common share	$0.71	$0.65	$2.85	$1.58

Dividends paid per common share	$0.030	$0.025	$0.120	$0.100

Average number of common shares outstanding - Basic	10,186	10,144	10,175	10,124

Average number of common shares outstanding - Diluted	10,288	10,240	10,260	10,234

L. B. FOSTER COMPANY AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	December 31, 2013	December 31, 2012
	(Unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$64,623	$101,464
Accounts receivable - net	98,437	59,673
Inventories - net	76,956	107,108
Current deferred tax assets	461	4,585
Prepaid income tax	4,741	1,195
Other current assets	2,000	1,903
Current assets of discontinued operations	149	464

Total current assets	247,367	276,392
Property, plant and equipment - net	50,109	42,333

Other assets:
Goodwill	57,781	41,237
Other intangibles - net	51,846	40,165
Investments	5,090	4,332
Other assets	1,461	1,663

Total Assets	$413,654	$406,122

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$46,620	$50,454
Deferred revenue	5,715	7,447
Accrued payroll and employee benefits	8,927	9,604
Accrued warranty	7,483	15,727
Current maturities of long-term debt	31	35
Current deferred tax liabilities	179	—
Other accrued liabilities	6,501	8,596
Liabilities of discontinued operations	26	106

Total current liabilities	75,482	91,969

Long-term debt	25	27
Deferred tax liabilities	11,798	12,140
Other long-term liabilities	9,952	14,411

Stockholders’ equity:
Class A Common Stock	111	111
Paid-in capital	47,239	46,290
Retained earnings	298,361	270,311
Treasury Stock	(24,731)	(25,468)
Accumulated other comprehensive loss	(4,583)	(3,669)

Total stockholders’ equity	316,397	287,575

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$413,654	$406,122

L.B. Foster Company and Subsidiaries

Reconciliation of Non-GAAP Financial Measures

(In Thousands, Except Per Share Amounts)

This earnings release contains certain non-GAAP financial measures. These financial measures include gross profit margins excluding concrete tie costs and earnings per share from continuing operations excluding concrete tie costs. The Company believes that these non-GAAP measures are useful to investors in order to provide a better understanding of these measures excluding certain costs incurred in 2012. The costs incurred were associated to concrete ties manufactured at its Grand Island facility which was closed in 2011.

These non-GAAP financial measures are not a substitute for GAAP financial results and should only be considered in conjunction with the Company’s financial information that is presented in accordance with GAAP. Quantitative reconciliations of the GAAP measures are presented below:

L.B. FOSTER COMPANY AND SUBSIDIARIES

Reconciliation of Non-GAAP Financial Measures

(In Thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
Gross profit margins excluding concrete tie charges	2013	2012	2013	2012
	(Unaudited)		(Unaudited)
Net sales, as reported	$156,458	$140,724	$597,963	$588,541
Cost of goods sold, as reported	125,847	113,154	482,024	496,272

Gross profit	30,611	27,570	115,939	92,269
Product warranty charges, before income tax	—	—	—	22,000

Gross profit, excluding certain charges	$30,611	$27,570	$115,939	$114,269

Gross profit percentage, as reported	19.56%	19.59%	19.39%	15.68%
Gross profit percentage, excluding certain charges	19.56%	19.59%	19.39%	19.42%

Income from continuing operations before income taxes excluding concrete tie charges	Three Months Ended December 31,		Twelve Months Ended December 31,
	2013	2012	2013	2012
	(Unaudited)		(Unaudited)
Income from continuing operations, as reported	$11,554	$10,817	$44,115	$23,830

Product warranty charges, before income tax	—	—	—	22,000
Incentive compensation, before income tax	—	350	—	(807)

Income from continuing operations, before income taxes, excluding certain charges	$11,554	$11,167	$44,115	$45,023

Income from continuing operations (including diluted earnings per share) excluding concrete tie charges	Three Months Ended December 31,		Twelve Months Ended December 31,
	2013	2012	2013	2012
	(Unaudited)		(Unaudited)
Income from continuing operations, as reported	$7,275	$6,643	$29,276	$14,764

Product warranty charges, net of income tax	—	—	—	13,603

Incentive compensation, net of income tax	—	216	—	(499)

Income from continuing operations, excluding certain charges	$7,275	$6,859	$29,276	$27,868

DILUTED EARNINGS PER COMMON SHARE:
FROM CONTINUING OPERATIONS, as reported	$0.71	$0.65	$2.85	$1.44

DILUTED EARNINGS PER COMMON SHARE:
FROM CONTINUING OPERATIONS, excluding certain charges	$0.71	$0.67	$2.85	$2.72

AVERAGE NUMBER OF COMMON SHARES
OUTSTANDING - DILUTED, as reported	10,288	10,240	10,260	10,234

AVERAGE NUMBER OF COMMON SHARES
OUTSTANDING - DILUTED, excluding certain charges	10,288	10,264	10,260	10,256